Exhibit 99

       VF Announces Record Fourth Quarter and Year and Declares Dividend


    -- 4Q EPS from continuing operations up 12% to $1.24, including $.03 net benefit from unusual items

    -- 4Q revenues rise 9%, driven by 32% increase in Outdoor revenues and continued growth in Jeanswear and Sportswear

    --  Continues to expect 8% organic revenue growth in 2007 and 10%
        EPS increase

    -- Record 1Q EPS from continuing operations expected, driven by 10% revenue growth

        Information Regarding VF's Fourth Quarter Conference Call Webcast
            Today at 5 P.M. Can Be Found at the End of This Release

    GREENSBORO, N.C.--(BUSINESS WIRE)--Feb. 6, 2007--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the fourth quarter and full year 2006. All per share amounts are presented on a diluted basis. On January 23, we announced that we had signed a definitive agreement to sell our global intimate apparel business, which is now accounted for as a discontinued operation. Results for prior periods have been restated to reflect the intended sale, and the amounts expressed herein, unless otherwise noted, reflect continuing operations.

    Revenues rose 9% to a record $1,598.8 million, compared with $1,462.4 million in the fourth quarter of 2005, driven by higher revenues across our Outdoor, Jeanswear and Sportswear businesses. Income from continuing operations in the current quarter increased 12% to a record $141.4 million, compared with $125.7 million in the prior year's quarter. Income in the quarter reflects two unusual items: a $16.9 million ($.15 per share) benefit from a favorable tax resolution, substantially offset by $14.7 million ($.12 per share) in expenses related to actions to reduce product costs and enhance our product development processes primarily in our international Jeanswear business. Earnings per share from continuing operations also rose 12%, to a record $1.24 from $1.11 last year. Earnings per share were approximately $.03 higher than the guidance we provided on January 23, due to the net benefit of the above unusual items, which, due to their nature, were not included in our prior guidance. Reflecting discontinued operations and the $36.8 million ($.32 per share) estimated loss on the sale of the intimates business, net income was $108.6 million, or $.95 per share.

    For the full year 2006, revenues increased 10% to $6,215.8 million from $5,654.2 million in 2005, with strong growth across all our businesses. Income from continuing operations rose 11%, to $535.1 million from $482.6 million, while earnings per share from continuing operations increased 12% to $4.73 from $4.23. Reflecting the net effect of discontinued operations, net income was $533.5 million, equal to $4.72 per share.

    "This marks another record year of healthy organic growth across all our businesses," said Mackey J. McDonald, Chairman and Chief Executive Officer. "The investments we've made in our brands and businesses continue to pay off in the form of strong top-line growth, providing us with confidence in our ability to sustain momentum and deliver attractive returns to our shareholders throughout 2007."

    Fourth Quarter Business Review

    Outdoor

    Our Outdoor coalition had another outstanding quarter, with total revenues up 32% to $453 million and strong gains across nearly every brand. Domestic revenues grew 34% in the quarter while international revenues rose 28%. The North Face(R), Vans(R), Kipling(R) and JanSport(R) brands each posted double-digit revenue gains in the quarter. Recently, we announced the acquisition of the Eagle Creek(R) brand of adventure travel gear, which is expected to add approximately $30 million to revenues in 2007.

    Operating income increased 36% in the quarter, and operating margins rose while we continued investing to support the future growth we expect from our Outdoor brands.

    Jeanswear

    Our Jeanswear coalition, which includes our Wrangler(R), Lee(R) and Riders(R) brands, posted a 2% gain in revenues during the quarter. International revenues grew 7% in the quarter, with particularly strong growth in our Wrangler(R) brand. Domestic revenues were about flat; however, we were especially pleased with the continued momentum in our domestic Lee(R) brand business, which enjoyed a 16% revenue increase in the quarter.

    Jeanswear operating income declined in the quarter, reflecting a more difficult mass channel retail environment in North America, as mentioned in our January release. In addition, operating results include the unusual charge related to the aforementioned $14 million from actions to reduce product costs and enhance our product development processes primarily in our international Jeanswear business.

    Sportswear

    Total revenues of our Sportswear coalition, which includes our Nautica(R) and John Varvatos(R) brands as well as the Kipling(R) brand in North America, increased 8% in the quarter. Each brand achieved higher revenues in the quarter. Our Nautica(R) branded business enjoyed a revenue gain of 4%. Double-digit revenue gains were achieved in our Kipling(R) and John Varvatos(R) brands, as we continue to expand these businesses in the U.S.

    Operating income rose 7% in the quarter, with margins down slightly reflecting ongoing investments to support our new Nautica(R) women's sportswear initiative.

    Imagewear

    Total revenues of our Imagewear coalition declined 2% in the quarter. Our licensed apparel business grew 11% in the quarter, with this gain offset by our exit of an underperforming line of commodity fleece business in our Image apparel segment and more difficult comparisons in our industrial segment.

    Imagewear operating income rose strongly in the quarter, due mostly to a favorable product mix and more tightly controlled inventories, with operating margins reaching 18%.

    We opened 24 retail stores in the quarter and a total of 62 stores during the year across a variety of brands including Vans(R), The North Face(R), Kipling(R) and Napapijri (R), bringing our total number of owned retail stores to 538 at year-end. Total retail revenues grew 19% in the quarter and 17% for the year.

    Our overall gross margins continue to benefit from the continuing transformation in our business mix and the strong growth in our lifestyle businesses, where gross margins are generally higher. Fourth quarter gross margins rose to 43.2% from 42.4% in the prior year's quarter. Operating margins declined in the period, reflecting the expenses taken to support our Jeanswear business described above.

    We ended the year with a very strong balance sheet. Inventories increased at a lower rate than sales, with a 6% increase versus 2005. Debt as a percent of total capital was slightly below 20% at the end of the year, compared with 23% at the end of 2005. Accounts receivable remain above prior year levels, due primarily to strong sales in the quarter in our international businesses, where payment terms are longer than those of our U.S. businesses, as well as the impact of a weaker dollar in translating foreign currencies at the balance sheet date. As a result, cash flow from operations was below prior year levels. As our accounts receivable stabilize during 2007, we expect a very strong year of cash flow from operations of approximately $625 million.

    Outlook

    We have built a powerful portfolio of higher margin, higher growth lifestyle brands that provides us with a strong, stable platform for future growth. As previously announced on January 23, we are looking forward to another record year in 2007. Revenues are expected to rise 8%, with healthy organic growth in all our coalitions. Outdoor revenues should increase 15-20%, with mid-single digit revenue growth in Sportswear. The improved growth trend in our Jeanswear business should continue this year, with revenues expected to grow at a slightly higher rate than the 3% achieved in 2006. We also expect another year of growth for our Imagewear business, where we are planning for a low single-digit revenue increase.

    Earnings per share from continuing operations should increase 10%, with nearly all the increase driven by top line growth and margin expansion. As previously indicated, we plan to use the $350 million in proceeds from the sale of our intimate apparel business to repurchase shares during 2007. This investment in our own shares will substantially replace the Intimates' contribution to earnings per share by 2008, when the benefit from the share buyback is fully realized. While the repurchase will provide a significant benefit in 2007, the overall average annual shares in 2007 will remain relatively constant compared with 2006 average shares. This is due to the higher number of shares outstanding at the end of 2006 versus the 2006 average, as well as the impact of ongoing stock option exercises that typically occur throughout the year.

    We also are looking forward to record performance in the first quarter. Revenues should be up 10% while earnings per share from continuing operations should increase 4 to 6%, reflecting a slightly higher tax rate and higher average shares outstanding. Earnings growth should accelerate as we progress through the year, with second half results expected to be particularly strong.

    "Providing above average returns to our shareholders through the efficient use of our strong cash flow continues to be a focal point for VF. The combination of 10% earnings growth and our current dividend yield should generate a very healthy return for our shareholders in 2007," McDonald concluded.

    Dividend Declared

    The Board of Directors declared a cash dividend of $.55 per share, payable on March 19, 2007 to shareholders of record as of the close of business on March 9, 2007.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the successful completion of the sale of the intimate apparel business and use of the proceeds to repurchase shares during 2007; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to maintain information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, image apparel and sportswear. Its principal brands include Wrangler(R), Lee(R), Riders(R), Rustler(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R),
Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), Eagle Creek(R), Lee Sport(R) and Red Kap(R).

    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its fourth quarter conference call and webcast today at 5:00 p.m. ET. Interested parties should call 1-800-819-9193 domestic, or 1-913-981-4911 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through February 20, 2007 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 7643188. A replay also can be accessed at the Company's web site at www.vfc.com.



                            VF CORPORATION
                  Consolidated Statements of Income
            Reclassified to Present Continuing Operations
               (In thousands, except per share amounts)

                         Three Months Ended          Year Ended
                               December               December
                       -----------------------------------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Net Sales              $1,576,841  $1,443,110  $6,138,087  $5,582,075
Royalty Income             21,920      19,329      77,707      72,080
                       ----------- ----------- ----------- -----------

Total Revenues          1,598,761   1,462,439   6,215,794   5,654,155
                       ----------- ----------- ----------- -----------

Costs and Operating
 Expenses
 Cost of goods sold       907,449     841,907   3,515,624   3,209,312
 Marketing,
  administrative and
  general expenses        486,094     423,303   1,874,026   1,676,892
                       ----------- ----------- ----------- -----------
                        1,393,543   1,265,210   5,389,650   4,886,204
                       ----------- ----------- ----------- -----------

Operating Income          205,218     197,229     826,144     767,951

Other Income (Expense)
 Interest income            1,845       1,758       5,994       8,217
 Interest expense         (14,889)    (14,108)    (57,259)    (70,596)
 Miscellaneous, net          (881)      4,003       2,359       6,121
                       ----------- ----------- ----------- -----------
                          (13,925)     (8,347)    (48,906)    (56,258)
                       ----------- ----------- ----------- -----------
Income from Continuing
 Operations before
 Income Taxes             191,293     188,882     777,238     711,693

Income Taxes               49,900      63,173     242,187     229,064
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations               141,393     125,709     535,051     482,629

Income from
 Discontinued
 Operations, Net of
 Income Tax                 4,044       1,761      35,310      35,906
Loss on Disposal of
 Business, Net of
 Income Tax Benefit       (36,845)          -     (36,845)          -
Cumulative Effect of a
 Change in Accounting
 Policy                         -           -           -     (11,833)
                       ----------- ----------- ----------- -----------

Net Income             $  108,592  $  127,470  $  533,516  $  506,702
                       =========== =========== =========== ===========

Earnings Per Common
 Share - Basic
 Income from continuing
  operations           $     1.27  $     1.14  $     4.83  $     4.33
 Discontinued
  operations                 0.04        0.02        0.32        0.32
 Loss on disposal of
  business                  (0.33)          -       (0.33)          -
 Cumulative effect of a
  change in accounting
  policy                        -           -           -       (0.11)
 Net income                  0.97        1.15        4.82        4.54

Earnings Per Common
 Share - Diluted
 Income from continuing
  operations           $     1.24  $     1.11  $     4.73  $     4.23
 Discontinued
  operations                 0.04        0.02        0.31        0.31
 Loss on disposal of
  business                  (0.32)          -       (0.33)          -
 Cumulative effect of a
  change in accounting
  policy                        -           -           -       (0.10)
 Net income                  0.95        1.13        4.72        4.44

Weighted Average Shares
 Outstanding
 Basic                    111,702     110,407     110,560     111,192
 Diluted                  114,215     113,122     113,040     114,192

Cash Dividends Per
 Common Share          $     0.55  $     0.29  $     1.94  $     1.10

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2006 and December 2005 relate to the fiscal periods ended as of December 30, 2006 and December 31, 2005, respectively.

Change in accounting policy: VF elected to early adopt FASB Statement
 No. 123 (Revised), Share-Based Payment, effective as of the beginning of 2005 using the modified retrospective method. Under this method of adoption, VF recorded a noncash charge of $11.8 million (net of income taxes of $7.9 million) or $.10 per diluted share as the Cumulative Effect of a Change in Accounting Policy for periods prior to January 2005.




                            VF CORPORATION
                     Consolidated Balance Sheets
            Reclassified to Present Continuing Operations
                            (In thousands)

                                                      December
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------

ASSETS
Current Assets
 Cash and equivalents                          $  343,224  $  296,557
 Accounts receivable, net                         809,594     676,265
 Inventories                                      958,262     900,452
 Deferred income taxes                             84,519      98,586
 Other current assets                             120,485     112,912
 Current assets of discontinued operations        261,926     280,604
                                               ----------- -----------
          Total current assets                  2,578,010   2,365,376

Property, Plant and Equipment                   1,455,154   1,353,862
 Less accumulated depreciation                    862,096     843,184
                                               ----------- -----------
                                                  593,058     510,678

Intangible Assets                                 755,693     744,313
Goodwill                                        1,030,925     979,511
Other Assets                                      348,862     368,760
Noncurrent Assets of Discontinued Operations      159,145     202,433
                                               ----------- -----------

                                               $5,465,693  $5,171,071
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term borrowings                         $   88,467  $  138,956
 Current portion of long-term debt                 68,876      33,956
 Accounts payable                                 385,700     392,709
 Accrued liabilities                              392,815     490,434
 Current liabilities of discontinued operations    78,990      96,088
                                               ----------- -----------
          Total current liabilities             1,014,848   1,152,143

Long-term Debt                                    635,359     647,728
Other Liabilities                                 536,728     528,138
Noncurrent Liabilities of Discontinued
 Operations                                        13,586      11,523

Commitments and Contingencies

Redeemable Preferred Stock                              -      23,326

Common Stockholders' Equity
 Common Stock                                     112,185     110,108
 Additional paid-in capital                     1,469,764   1,277,486
 Accumulated other comprehensive income (loss)   (123,652)   (164,802)
 Retained earnings                              1,806,875   1,585,421
                                               ----------- -----------

          Total common stockholders' equity     3,265,172   2,808,213
                                               ----------- -----------

                                               $5,465,693  $5,171,071
                                               =========== ===========




                            VF CORPORATION
                Consolidated Statements of Cash Flows
            Reclassified to Present Continuing Operations
                            (In thousands)

                                                  Year Ended December
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

  Operating Activities
   Net income                                    $ 533,516  $ 506,702
  Adjustments to reconcile net income
  to cash provided by operating activities
  of continuing operations:
    (Income) loss from discontinued operations       1,535    (35,906)
    Cumulative effect of a change in accounting
     policy                                              -     11,833
    Depreciation                                    90,374     88,047
    Amortization of intangible assets               18,003     16,684
    Other amortization                              18,128     16,703
    Stock-based compensation                        46,024     40,021
    Provision for doubtful accounts                  6,693      7,831
    Pension funding in excess of expense           (31,277)   (14,857)
    Deferred income taxes                          (24,463)   (12,133)
    Other, net                                       4,749      3,327
    Changes in operating assets and liabilities,
     net of acquisitions:
     Accounts receivable                          (113,363)   (11,106)
     Inventories                                   (33,193)   (80,428)
     Other current assets                            6,322    (44,608)
     Accounts payable                              (19,043)    80,166
     Accrued compensation                          (23,592)    (7,168)
     Other accrued liabilities                     (17,445)   (31,454)
                                                 ---------- ----------
    Cash provided by operating activities of
     continuing operations                         462,968    533,654
                                                 ---------- ----------

   Income (loss) from discontinued operations       (1,535)    35,906
   Adjustments to reconcile income (loss) from
    discontinued operations to cash provided by
    discontinued operations:
     Loss on disposal of discontinued operations    36,845          -
     Other, net                                     (7,525)    (8,214)

                                                ----------------------
    Cash provided by operating activities of
     discontinued operations                        27,785     27,692
                                                 ---------- ----------

    Cash provided by operating activities          490,753    561,346
                                                 ---------- ----------

  Investing Activities
   Capital expenditures                           (127,195)  (102,976)
   Business acquisitions, net of cash acquired     (69,759)  (211,838)
   Software purchases                               (8,939)   (17,494)
   Sale of property, plant and equipment             3,327     11,974
   Sale of VF Playwear business                      4,667      6,667
   Other, net                                         (323)       798
                                                 ---------- ----------
    Cash used by investing activities of
     continuing operations                        (198,222)  (312,869)

   Discontinued operations, net                      1,017     (1,674)
                                                 ---------- ----------
    Cash used by investing activities             (197,205)  (314,543)
                                                 ---------- ----------

  Financing Activities
   Increase (decrease) in short-term borrowings    (60,533)    95,673
   Proceeds from long-term debt                          -    117,792
   Payments on long-term debt                       (3,062)  (401,253)
   Purchase of Common Stock                       (118,582)  (229,003)
   Cash dividends paid                            (216,529)  (124,116)
   Proceeds from issuance of Common Stock          119,675     99,974
   Tax benefits of stock option exercises           24,064     17,741
   Other, net                                            -       (301)
                                                 ---------- ----------
    Cash used by financing activities             (254,967)  (423,493)


  Effect of Foreign Currency Rate Changes on
   Cash                                              8,086    (12,260)
                                                 ---------- ----------

  Net Change in Cash and Equivalents                46,667   (188,950)

  Cash and Equivalents - Beginning of Year         296,557    485,507
                                                 ---------- ----------

  Cash and Equivalents - End of Year             $ 343,224  $ 296,557
                                                 ========== ==========




                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
            Reclassified to Present Continuing Operations
                            (In thousands)

                         Three Months Ended          Year Ended
                              December                December
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Coalition revenues
 Jeanswear             $  700,036  $  686,844  $2,780,197  $2,697,066
 Outdoor                  452,577     343,886   1,868,256   1,454,872
 Imagewear                229,961     234,617     828,165     805,775
 Sportswear               197,226     182,911     685,452     650,813
 Other                     18,961      14,181      53,724      45,629
                       ----------- ----------- ----------- -----------

 Total coalition
  revenues             $1,598,761  $1,462,439  $6,215,794  $5,654,155
                       =========== =========== =========== ===========


Coalition profit
 Jeanswear             $  100,103  $  122,062  $  429,742  $  452,461
 Outdoor                   66,381      48,753     298,934     233,433
 Imagewear                 41,382      35,752     134,274     126,287
 Sportswear                28,083      26,360      91,340     100,139
 Other                      2,503       1,383       1,981      (1,063)
                       ----------- ----------- ----------- -----------

 Total coalition
  profit                  238,452     234,310     956,271     911,257

Corporate and Other
 Expenses                 (34,115)    (33,078)   (127,768)   (137,185)
Interest, net             (13,044)    (12,350)    (51,265)    (62,379)
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations Before
 Income Taxes          $  191,293  $  188,882  $  777,238  $  711,693
                       =========== =========== =========== ===========

    CONTACT: VF Services, Inc.
             Cindy Knoebel, CFA VP, Financial & Corporate
             Communications, 212-841-7141 or 336-424-6189